Exhibit 99.1

Planned Video Script

Virtual Investor: Moleculin Doses First Patient in Phase 2 Study for AML

Participants:

●	Jenene Thomas, CEO of JTC IR - Moderator
●	Wally Klemp, Chairman and Chief Executive Officer of Moleculin Biotech

Moleculin Bio (Nasdaq: MBRX)

Jenene Introduction:

●	Hello and thank you for joining us today for another Virtual Investor – What This Means Segment. My name is Jenene Thomas, CEO of JTC IR, and I will be the moderator for the event.

I am pleased to be joined by Walter Klemp, Chairman and Chief Executive of Moleculin Bio.

Before we get started, I just want to inform our audience that Moleculin Bio is listed on the Nasdaq and trades under the ticker M B R X. During today’s discussion, the Company will be making forward-looking statements and actual results could differ materially from these forward-looking statements. Some of the factors that could cause actual results to differ materially from these contemplated by such forward-looking statements are discussed in the periodic reports Moleculin files with the Securities and Exchange Commission. These documents are available in the Investors section of the Company's website and on the Securities and Exchange Commission's website. We encourage you to review these documents carefully.

Moderated questions

1)

Jenene Question: Wally, last time we spoke you announced publicly that you are gearing up for a year of data and it seems the first of many milestones has been achieved. Focusing on your AML program for this segment can you discuss the status of your ongoing clinical study of annamycin for AML?

a)

Wally Response: Well, as a quick review, the AML space is dominated by combination therapies – that’s true for chemotherapy drugs such as anthracyclines and for other drug therapies – like venetoclax. In fact, it’s very difficult to get investigators to treat patients with a single agent or monotherapy, especially when those patients have a reasonable chance of achieving lasting remission. Unfortunately, the regulatory authorities require that you demonstrate safety and efficacy as a monotherapy before being allowed to go into combination with other drugs.

That’s what the last 5 plus years has been all about for us. We had to validate in monotherapy human trials the safety, including the absence of cardiotoxicity, and efficacy that had been shown previously in animal studies. As you know, all currently prescribed anthracyclines are significantly cardiotoxic, so a truly noncardiotoxic anthracycline would be considered a major breakthrough.

It’s been a long hard road to get here, but we are finally at what I call the “starting line” with Annamycin in AML. Specifically, we are finally in a Phase 2 combination trial where every patient adds to the body of evidence that supports an approval pathway for our drug.

That said, what we’ve seen along the way is pretty impressive.

We’ve now treated 36 patients across three AML trials in the US and Europe. The patients in our most recent trials have mostly been in excess of 60 years of age and heavily pre-treated with other therapies. As we have previously reported, we saw 3 CRi’s in the 5 patients treated in the last cohort of our monotherapy trial. And now we’ve seen 2 CR’s (and I should add, durable CR’s) from the first 6 patients in the lead-in cohorts of our combination trial. So, our complete response rate has ranged from 33% to 60%. Importantly, though, the patients we are now treating are in the phase 2 portion of the combination trial. And, this is where our efficacy data really starts to matter and where we think it will truly shine.

So, I am looking forward to beginning to report preliminary Phase 2 data when we report our Q3 earnings in the first part of November.

One thing I have to stress, though, is why we refer to Annamycin as a “next generation anthracycline or a next generation chemotherapy”. We have shown Annamycin to have effectively no cardiotoxicity in preclinical studies. Now, we’ve treated 66 patients across two indications (AML and Soft Tissue Sarcomas) and have yet to see a single instance of cardiotoxicity. This is critically important as the first black box warning for all currently prescribed anthracyclines like doxorubicin is literally “cardiomyopathy” or heart damage. So, we believe - not seeing any cardiotoxicity in the first 66 patients treated, most of whom we’ve taken well over the FDA’s lifetime maximum limit for anthracycline therapy - is remarkable.

2)	Jenene Question: You recently announced the first patients dosed in the Phase 2 portion of your study. Can you discuss what this means for the AML program?
a)

Wally Response: We had several expectations once we were able to begin recruiting Phase 2 patients. One was that we would start seeing healthier patients who would have a better chance of responding to Annamycin than the heavily pretreated patients we’ve seen to date. We also expected the pace of recruitment to accelerate since the combination is positioned to help an important segment of the AML population that is currently under served. Both of those things are playing the way we hoped. And I hope to be announcing significant additional recruitment in this trial come November.

Now, the reason this is so important is that the Phase 2 data we expect to be announcing should form the basis for positioning Annamycin for an approval pathway and attracting the kind of partnering activities that can lead to exit opportunities for our investors.

Clearly, when you look at the pharma transactions that are getting done today, they are largely being driven by Phase 2 and Phase 3 data. That’s the kind of data we can now finally start delivering.

3)	Jenene Question: What are the next steps for your program and what this means for your overall development strategy for annamycin in AML?
a)

Wally Response: Based on the patients we now have in screening, we expect that the pace of recruitment will be increasing. Our priority is to fill out this Phase2, which we now think we can do within a matter of months. That should put us in a position to meet with the FDA and the EMA early next year to negotiate the structure of a pivotal approval trial. In fact, we are already in discussions with our investigators about what that trial design will be.

4)	Jenene Question: What should investor expectations be for Annamycin in AML, both broadly and for the remainder of the year for Moleculin?
a)

Wally Response: Broadly speaking, we think Annamycin is well positioned to become the next Venetoclax in AML and, frankly, I think that’s grossly understating our potential. As it relates to the rest of this year, by the time we are announcing third quarter results, we should be able to comment on Phase 2 patient progress - recruitment and efficacy - and we expect by year end, we should be in a position to give a pretty good efficacy readout on a significant number of patients.

But it’s really important for investors to focus on and understand this…we have already shown a level of patient response that is greater than the CR rates or efficacy shown in some recent approvals, including for example Venetoclax…and that drug is already generating a half a billion dollars a year in revenue. All we need to do now is continue to deliver similar results in Phase 2, and that should drive licensing opportunities and other support for pivotal approval trials.

Bottom line: I think investors will have an opportunity to get a pretty good read on our Phase 2 progress yet this year.

Jenene Closing:

●	With that, this concludes the Virtual Investor What this Means segment with Moleculin. I would like to thank Wally Klemp, Chairman and CEO of Moleculin for joining us today.

●	I would also like to thank our viewers for your time and attention. As a reminder, you can access the webcast replay from today’s event at: www.virtualinvestorco.com.

https://www.virtualinvestorco.com/whatthismeans

Video will be available approx. 60 days